                                                                   EXHIBIT 10.47

                                  CONFIDENTIAL



NOTE: Certain portions of this Collaboration Agreement and its exhibits, which are identified by the symbol "[* *]", have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


                                DISCOVERWORKS(R)
                     DRUG DISCOVERY COLLABORATION AGREEMENT


THIS DISCOVERWORKS(R) DRUG DISCOVERY COLLABORATION AGREEMENT is made as of the Effective Date by and between 3-Dimensional Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at Three Lower Makefield Corporate Center, 1020 Stony Hill Road, Suite 300, Yardley, PA 19067, USA ("3DP"), and Janssen Pharmaceutica, N.V., having its place of business at Turnhoutseweg 30, 2340 Beerse, Belgium and The R.W. Johnson Pharmaceutical Research Institute, a division of Ortho-McNeil Pharmaceutical, Inc. having a place of business at U.S. Route 202, Raritan, NJ 08869, USA (collectively, with its Affiliates, referred to herein as "Janssen"). 3DP and Janssen may be referred to herein as a "Party" or, collectively, as the "Parties." Reference to a Party herein shall include its Affiliates (as hereinafter defined) unless otherwise indicated.

WHEREAS, 3DP is engaged in discovery research for a variety of biologically-active compounds and the development of technologies to facilitate such research, and 3DP has developed and is patenting systems for identifying and generating chemical compounds having desired pharmaceutical properties;

WHEREAS, Janssen is engaged in research, development and commercialization of biologically-active compounds for the treatment of human diseases; and

WHEREAS, 3DP and Janssen desire to enter into a research collaboration to allow Janssen and 3DP to identify Prototype Compounds (as defined herein) active against selected targets that may be developed and commercialized by Janssen.

NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

 The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

         1.1 "Active Compound" means a compound(s) claimed by a Valid Claim of a 3DP Patent, Joint Patent or Research Program Patent Right.

         1.2 "Affiliate" means, with respect to either Party, any corporation or other business entity, which controls, is controlled by, or is under common control with such Party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity (or alternatively, such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint at least fifty percent (50%) of the members of the governing body of the corporation or other entity.

         1.3 "Agreement" means this DiscoverWorks(R) Drug Discovery Collaboration Agreement, including its Schedules, as may be amended from time to time.

         1.4 "Back-up Compound" means a compound selected from the Focused Library which has activity against a Target, that is reserved as a back-up for an Active Compound or Licensed Product having activity against the same Target, and is not intended to be developed or commercialized unless development and/or commercialization of such Active Compound or Licensed Product is terminated and such compound becomes a Replacement Compound.

         1.5 "Combination Product" means a Licensed Product that includes one or more active ingredients in addition to an Active Compound.

         1.6 "Confidential Information" means all confidential and proprietary technical and/or commercial information that has or could have value or utility in a Party's business, or the unauthorized disclosure of which could be detrimental to the Party's interests, including information, inventions, Know-how, data and materials relating to the Research Program or to the Licensed Products, and shall include, without limitation, research, technical, clinical development, manufacturing, marketing, financial, personnel and other business information and plans, whether in oral, written, graphic or electronic form, except to the extent that it can be established by the Receiving Party (as defined in Section 7.1) that such Confidential Information: (a) was already known to the Receiving Party, other than under an obligation of confidentiality from the Disclosing Party (as defined in Section 7.1); (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; (d) was subsequently lawfully disclosed to the Receiving Party by a Third Party; (e) can be shown by written records to have been independently developed by or for the Receiving Party without reference to the Confidential Information received from the Disclosing Party and without breach of any of the provisions of this Agreement; or (f) is information that the Disclosing Party has specifically agreed in writing that the Receiving Party may disclose.

         1.7 "Control" or "Controlled" means possession of the ability to grant a license or sublicense of Patents, know-how or other intangible rights as provided for herein without violating the terms of any contract or other arrangements with any Third Party.

         1.8 "DirectedDiversity(R)Technology" means the technology described in: (a) the 3DP Patents identified in Schedule 1.8,
                                                                  ------------
                  and (b) associated proprietary 3DP know-how used to identify Hits, Prototype Compounds, and Active Compounds.

         1.9 "DiscoverWorks(R) Technology" means 3DP's full panoply of drug discovery and compound and library synthesis technologies, including without limitation the technologies currently known as DirectedDiversity(R) Technology, ThermoFluor(R) Technology, 3DP Synthetically Accessible Libraries and 3DP Probe Libraries, notwithstanding that all such technologies and resources may not be utilized under this Agreement.

         1.10     "Effective Date" means December 28, 2001.

         1.11 "Extended Research Term" means a period of time, mutually agreed upon by the Parties, following conclusion of the Stage A Term or Stage B Term or of an earlier Extended Research Term, during which the Research Program is conducted. An Extended Research Term may apply to either or both the Stage A Term and the Stage B Term and is part of the Research Term.

         1.12 "Field" means the research, development and commercialization of compounds for use in therapeutic, prophylactic and diagnostic products in humans or animals. The Field shall
                  specifically exclude [*             *].

         1.13 "First Commercial Sale" means, with respect to a given Licensed Product, the first shipment of Licensed Product for use or consumption by the public of such Licensed Product in a country after all required approvals, including marketing and pricing approvals, have been granted by the applicable governmental drug regulatory agency of such country.

         1.14 "Focused Library" means a library of compounds selected from the 3DP Synthetically Accessible Library using
                  DirectedDiversity(R)Technology and synthesized by 3DP.

         1.15 "FTE" means a full time equivalent employee (i.e., one full-time or multiple part-time employees aggregating to one full-time employee) employed by 3DP and assigned to work on the Research Program with such time and effort to constitute one employee working on the Research Program on a full-time basis consistent with normal business and scientific practice (at least forty (40) hours per week of dedicated effort; on an annual basis, at least forty (40) hours per week of dedicated effort for at least forty-eight (48) weeks per year).

         1.16 "Generic Equivalent" means a pharmaceutical product that is being sold in a country without infringing a claim of a Patent Right covering a Licensed Product being sold hereunder by Janssen, which would have infringed such claim of a Patent Right, or which would have prevented a Third Party from selling the same Active Compound that is part of the Licensed Product, if such claim of a Patent Right were in force in that country.

         1.17 "Hit" means a compound in the 3DP Probe Library having a confirmed structure that (i) is identified from the screening
                  of a Target; (ii) modulates [*           *], as measured using
                  ThermoFluor(R) Technology, and (iii) passes the ThermoFluor(R) validation tests set forth on Schedule 1.17.

         1.18 "IND" means an investigational new drug application filed with the U.S. Food and Drug Administration or successor agency ("FDA") as more fully defined in 21 C.F.R.ss.312.3, a CTX, or their respective equivalents in any country.

         1.19 "Initiation of Prototype Compound Optimization" means the receipt of written notice from Janssen to 3DP indicating that Prototype Compound Optimization activities have been initiated by Janssen for a Prototype Compound. Such notice shall, among other things, specifically identify the Prototype Compound and its Target, the project champion, and the site at which work is being conducted.

         1.20 "Janssen Know-how" means any and all technical information, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, that are first conceived, discovered, developed or reduced to practice in the conduct of Prototype Compound Optimization or the Janssen Research Program.

         1.21 "Janssen Patent" means those Patent Rights that claim discoveries or inventions that (i) were conceived and/or reduced to practice solely by Janssen employees or by a Third Party acting under authority of Janssen prior to the Effective Date; or (ii) were conceived and/or reduced to practice solely by Janssen employees or by a Third Party acting under authority of Janssen during the Term but after the completion of the Research Program and the
                  [*              *] period following the Initiation of
                  Prototype Compound Optimization for each Prototype Compound, on a compound-by-compound basis; and (iii) claiming a method, apparatus, composition of matter, material, manufacture or business method relating to Hits, Prototype Compounds, Active Compound or Licensed Products.

         1.22 "Janssen Research Program" means activities of Janssen during the Term that are intended to lead to the discovery of compounds having activity against a Target, and the further optimization, identification and/or discovery of such compounds, excluding any activities of Janssen which occur prior to the Effective Date or after the [* *] period following the Initiation of Prototype Compound Optimization for each Prototype Compound, on a compound-by-compound basis.

         1.23 "Joint Patent" means those Patent Rights that claim discoveries or inventions that (i) were conceived and/or reduced to practice jointly by Janssen and 3DP employees or by a Third Party acting under authority of Janssen or 3DP during the Term but after completion of the Research Program and the [* *] period following the Initiation of Prototype Compound Optimization for each Prototype Compound, on a compound-by-compound basis; and (ii) claiming a method, apparatus, composition of matter, material, manufacture or business method relating to Hits, Prototype Compounds, Active Compound or Licensed Products.

         1.24 "Joint Steering and Management Committee" or "JSMC" shall have the meaning and roles ascribed to it in Article 4.

         1.25 "Know-how" means unpatented technical and other information, including information comprising or relating to concepts, discoveries, inventions, data, designs, formulae, ideas, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development) processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and information contained in submissions to, and information from, ethical committees and regulatory authorities.

         1.26 "Licensed Product" means a pharmaceutical product containing an Active Compound, a Prototype Compound, a Replacement Compound or a Back-Up Compound as an active ingredient.

         1.27 "Major Country" means the United States, Japan, the United Kingdom, France, Germany, or Italy.

         1.28     "NDA" means a new drug application filed pursuant to 21 U.S.C.
                  Section 505(b)(1) including all documents, data and other information concerning a Licensed Product which are necessary for or included in, FDA approval to market a Licensed Product and all supplements and amendments, including supplemental new drug applications, that may be filed with respect to the foregoing as more fully defined in 21 C.F.R. ss.314.50 et. seq.

         1.29 "Net Sales" means the gross amounts invoiced by Janssen, its Affiliates or sublicensees for sales of Licensed Product in finished package form (ready for use by the ultimate consumer) in the Territory to a Third Party, including, but not limited to, sales to wholesalers or other customers typical in each country in bona fide, arm's length transactions. In the event Janssen does not sell directly to such customers in one or more countries, electing instead to utilize another party as a distributor to those customers, it is understood that Net Sales shall include sales by the distributor rather than Janssen's sales to the distributor. In determining Net Sales, certain deductions may be taken against the gross amount invoiced. These allowable deductions are:

                  1.29.1 (i) discounts, including cash discounts, discounts to managed care or similar organizations or government organizations, administrative fees paid to pharmacy benefits managers; (ii) rebates paid or credited, including government rebates such as Medicaid chargebacks or rebates; (iii) retroactive price reductions or allowances actually allowed or granted from the billed amount; and (iv) commercially reasonably promotional allowances actually granted to customers as reflected on the same invoice as for the sale of Licensed Product;

                  1.29.2 credits or allowances actually granted upon claims, rejections or returns of such sales of Licensed Products, including government mandated recalls and recalls that Janssen reasonably believes are in the best interest of the consumer, it being understood that if the recalled Licensed Product is resupplied, Net Sales shall be calculated based on the resupplied quantities at the price previously charged, provided that the cause of the recall was not due to the negligence of Janssen;

                  1.29.3 taxes, duties or other governmental charges levied on or measured by the billing amount when included in billing, as adjusted for rebates, charge-backs and refunds; and

                  1.29.4 freight, postage, shipping and insurance charges to the extent included on the same invoice by Janssen or its Affiliates or sublicensee for delivery of such Licensed Products.

                  In the case of discounts on packages of products or services which include Licensed Product in those countries of the Territory in which such is legally permissible ("Packages"), the discount applied to Licensed Product within the Package shall be no greater than the discount determined by discounting the list price of the Licensed Product in the Package by the average percentage discount of list prices of all products of Janssen in the same Package, calculated as follows:

                        Average percentage              (     A  )
                            Discount on a        =      ( 1- --- )  x  100
                         Particular Package             (     B  )

                  where A equals the total discounted value of a particular Package of products, and B equals the sum of the undiscounted value of the same Package of products. Janssen shall provide 3DP with reasonable documentation supporting the percentage discounts with respect to each product within such Package.

                  A "sale" of a Licensed Product is deemed to occur upon the invoicing, or if no invoice is issued, upon the earlier of shipment or transfer of title in the Licensed Product to a Third Party.

                  With respect to Combination Products, Net Sales for such Combination Product sold by Janssen shall be determined by the Parties to this Agreement in good faith based on the relative value of the Active Compound and the additional active ingredients that are included in the Combination Product.

         1.30 "Patent Rights" means all U. S. patent applications or issued patents, including, but not limited to, provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions derived therefrom, such as patent term restorations, supplementary protection certificates, etc., as well as all foreign patents (including
                  PCTs) and foreign patent counterparts to the foregoing.

         1.31 "Prototype Compound" means a compound discovered using information obtained from a Hit in the course of Prototype Compound Generation, as described in Section 2.2, having a dissociation constant [* *] as determined in a dose response experiment and which demonstrates a desired activity against a Target in a molecular or cellular functional assay. Prototype Compounds will have pharmaceutically acceptable properties as determined by the JSMC prior to initiation of Prototype Compound Generation and [* *]. Prototype Compounds will be identified as Prototype Compounds by the JSMC within [* *] of delivery of data [* *]. For purposes of clarity, the Janssen may, at its discretion, select a compound as a Prototype Compound even if such compound does not meet the criteria set forth above.

         1.32 "Prototype Compound Generation" means a program for discovering Prototype Compounds using information obtained from Hits, and iterative rounds of chemistry and the 3DP Synthetically Accessible Library to make Focused Libraries for rescreening using ThermoFluor(R) Technology against such Target as more fully described in Section 2.2.

         1.33 "Prototype Compound Optimization" means a program conducted by Janssen for further optimizing, identifying and/or developing a Prototype Compound or a compound discovered in the course of the Janssen Research Program, to improve the structure-activity relationships, potency, selectivity, pharmacokinetics, pharmacodynamics and acute safety of such Prototype Compound or such compound discovered in the course of the Janssen Research Program, to identify an Active Compound.

         1.34 "Replacement Compound" shall have the meaning attributed thereto in Section 5.8.

         1.35 "Replacement Target" shall have the meaning attributed thereto in Section 2.3.

         1.36 "Research Plan" means the description of the research activities of the Parties for particular Targets in the performance of the Research Program, including an allocation of FTEs to be used for various tasks and a timeline for such tasks. A draft of the Research Plan is attached hereto as
                  Schedule 1.36.
                  -------------

         1.37 "Research Program" means research activities of the Parties during the Research Term, as described in Article 2, that are intended to lead to the discovery of Hits and Prototype Compounds, excluding Prototype Compound Optimization.

         1.38 "Research Program Know-how" means Know-how conceived or developed during the conduct of the Research Program.

         1.39 "Research Program Patent Rights" means those Patent Rights that claim discoveries or inventions that were conceived and/or reduced to practice by Janssen or 3DP or jointly by Janssen and 3DP or by a Third Party acting under authority of Janssen or 3DP in the course of the Research Program or a
                  Janssen Research Program and during the [*    *]  period
                  following the Initiation of Prototype Compound Optimization for each Prototype Compound on a compound-by-compound basis and relating to the Research Program or Janssen Research Program.

         1.40     "Research Term" shall have the meaning attributed thereto in
                  Section 10.1.

         1.41 "Stage A" means the research activities undertaken by the Parties pursuant to Article 2 as part of the Research Program with respect to the first and second Targets to be provided by Janssen to 3DP.

         1.42     "Stage A Commencement Date" means the Effective Date.

         1.43 "Stage A Term" means the period beginning on the Stage A Commencement Date through the first anniversary thereof, during which Stage A of the Research Program is conducted.

         1.44 "Stage B" means the research activities undertaken by the Parties pursuant to Article 2 as part of the Research Program with respect to the third and fourth Targets to be provided by Janssen to 3DP.

         1.45 "Stage B Commencement Date" means the date on which Janssen provides written notice of the third and fourth Targets to 3DP.

         1.46 "Stage B Term" means the period beginning on the Stage B Commencement Date through the first anniversary thereof, during which Stage B of the Research Program is conducted.

         1.47 "Target" means a protein against which Hits are identified and Prototype Compounds are to be optimized in the Research Program. Targets, as defined herein, shall also include Replacement Targets once such targets become Targets pursuant to Section 2.3.

         1.48     "Term" shall have the meaning ascribed thereto in Section
                  10.2.

         1.49     "Territory" means the entire world.

         1.50     "ThermoFluor(R) Technology" means the technology described in:
                  (a) the 3DP Patents identified in Schedule 1.50, and (b)
                                                    -------------
                  associated proprietary 3DP Know-how used to evaluate ligand binding parameters of Hits, Prototype Compounds, and Active Compounds.

         1.51 "Third Party" means an individual, corporation or other entity other than a Party or any of its Affiliates.

         1.52 "3DP Patent" means those Patent Rights that claim discoveries or inventions that (i) were conceived and/or reduced to practice solely by 3DP employees or by a Third Party acting under authority of 3DP prior to the Effective Date; or (ii) were conceived and/or reduced to practice solely by 3DP employees or by a Third Party acting under authority of 3DP during the Term, but after completion of the Research Program and the [* *] period following the Initiation of Prototype Compound Optimization for each Prototype Compound, on a compound-by-compound basis; and (iii) claiming a method, apparatus, composition of matter, material, manufacture or business method relating to Hits, Prototype Compounds, Active Compound or Licensed Products.

         1.53 "3DP Probe Library" means the sample compound library or any subset thereof, comprised of proprietary and non-proprietary compounds which are owned or Controlled by 3DP or to the extent not encumbered by a bona fide third party interest, that have been synthesized for the purposes of fulfilling 3DP's obligations under this Agreement, which is used for the screening of Targets using ThermoFluor(R) Technology for the purpose of identification of Hits, Prototype Compounds, or Active Compounds. While the individual non-proprietary compounds in the 3DP Probe Library are not proprietary, the collection itself, and the list, as a whole, of non-proprietary compounds included in the collection, are the "Confidential Information" of 3DP.

         1.54 "3DP Synthetically Accessible Library" means 3DP's virtual compound library as it exists from time to time from which 3DP Probe Libraries have been selected, and from which Focused Libraries will be selected.

         1.55 "Valid Claim" means (a) a claim of an issued and unexpired patent included within the Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application included within the Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application; provided, however, if a claim of a pending application included within the Patent Rights has not issued within six (6) years after the filing date from which such claim takes priority, such claim of a pending application shall no longer be a Valid Claim for purposes of this definition until such patent application issues.

                                    ARTICLE 2

                                RESEARCH PROGRAM

         2.1 Supply of Targets. Janssen shall supply 3DP with four (4) Targets, the first and second of which are identified in
                  Schedule 2.1 attached hereto, in quantities and of quality
                  ------------
                  sufficient to perform the Research Program pursuant to the Research Plan. The third and fourth Targets shall be provided to 3DP by Janssen no later than [* *], or as otherwise agreed by the Parties. All such Targets shall be supplied to 3DP in the form of proteins.

         2.2 Prototype Compound Generation. Depending on the nature and source of each Target, 3DP will have the following obligations. 3DP shall initially screen the Target against a screening library, selected by 3DP from the 3DP Probe Library and totaling approximately one hundred thousand (100,000) compounds per Target. If such initial screening produces no Hits, the JSMC may ask 3DP to perform a secondary screen of a reasonable number of additional compounds from the 3DP Probe Library and 3DP will undertake such secondary screen. If the initial screening or the secondary screening produces Hits, 3DP will undertake rounds of iterative chemistry. Each round will include the synthesis of Focused Libraries containing up to [* *] but not less than [* *] compounds (unless such compounds are subject to the limitations set forth in Schedule 2.2 or such other
                                                  ------------
                  maximum and minimum compound numbers as the Parties may agree upon) per round. 3DP shall continue to perform iterative rounds of chemistry until the first to occur of the following:

                  2.2.1    a Prototype Compound is identified in accordance with
                           Section 1.28; or

                  2.2.2 a maximum of [* *] total rounds of iterative chemistry are performed to generate Focused Libraries from the 3DP Synthetically Accessible Library; or

                  2.2.3 a maximum of [* *] compounds contained in Focused Libraries are synthesized and screened using DiscoverWorks(R) Technology from the 3DP Synthetically Accessible Library.

         2.3      Replacement Targets.

                  2.3.1 If neither initial screening nor the secondary screening of the compounds from the 3DP Probe Library produces any Hits against that Target, then Janssen may identify, subject to approval by 3DP and the JSMC, a replacement Target ("Replacement Target") against which 3DP will conduct Prototype Compound Generation pursuant to Section 2.2 for the remainder of the applicable Stage A Term or Stage B Term.

                  2.3.2 If Prototype Compound Generation of such Replacement Target is incomplete at the end of the applicable Stage A Term or Stage B Term, then at Janssen's request, 3DP will continue and complete the Prototype Compound Generation pursuant to Section 2.2 for such Replacement Target at the same FTE rate of compensation paid to 3DP as recited in Section 5.2.

                  2.3.3 Janssen may select a total of up to [* *] Replacement Targets pursuant to the provisions of this Section 2.3.

                  2.3.4 Any Replacement Targets identified by Janssen may be disapproved by 3DP only (i) in order to avoid potential conflicts with respect to prior contractual obligations and current internal 3DP programs, (ii) for lack of suitability with ThermoFluor(R) Technology, (iii) because 3DP reasonably believes that use of such Replacement Target would infringe a valid and enforceable third party patent, or (iv) because the Target is for the primary purpose of identifying drugs specifically intended
                           for [*     *].

         2.4 Prototype Compounds. Upon identification of a Prototype Compound in accordance with Section 1.28, (a) the Prototype Compound, along with all Back-Up Compounds shall be licensed to Janssen for Prototype Compound Optimization and further development and commercialization as provided in Section 6.4 herein and (b) 3DP shall provide Janssen with the structure and protocol for synthesis of such Prototype Compound within [* *] of the JSMC identifying it as a Prototype Compound. Janssen shall promptly inform 3DP upon Initiation of Prototype Compound Optimization.

         2.5 Back-up Compounds. On a Target-by-Target basis, upon identification of a Prototype Compound, all the Compounds in the Focused Libraries having activity against such Target equivalent or better than the activity needed to be considered a Hit against that Target shall constitute Back-Up Compounds. On the first anniversary of initiation of Prototype Compound Optimization for a Prototype Compound that has activity against a Target, Janssen shall identify a total of up to [* *] compounds from the Focused Libraries having activity against the same Target to be designated as Back-up Compounds. On the second anniversary of initiation of Prototype Compound Optimization for such Prototype Compound, Janssen shall identify a total of up to [* *] compounds from the [* *] compounds previously identified and having activity against the same Target to be designated Back-up Compounds. If a Back-up Compound is selected for development as a Replacement Compound, the [* *] period following the initiation of Prototype Compound Optimization for each Prototype Compound on a compound-by-compound basis during which Janssen Know-how shall be disclosed by Janssen to 3DP for 3DP to prepare, file, prosecute and maintain Research Program Patent Rights pursuant to Article 8, will be deemed to have restarted on the date of notification of such selection.

         2.6 No Grant of License to DiscoverWorks(R) Technology. Notwithstanding any provision to the contrary in this Agreement, no license to any portion of the DiscoverWorks(R) Technology, including any related Know-how, is hereby granted by 3DP to Janssen under this Agreement or otherwise.

                                   ARTICLE 3

                        RESEARCH AND DEVELOPMENT EFFORTS

         3.1 Research Efforts. Each Party shall use commercially reasonable efforts to perform its responsibilities and fulfill its obligations under this Agreement. As used herein, the term "commercially reasonable efforts" will mean efforts consistent with such Party's normal scientific and business practice, as applied to other programs of similar scientific and commercial potential.

         3.2 Allocation of FTEs. 3DP shall dedicate, and Janssen shall fund, [* *] FTEs to Stage A of the Research Program for the Stage A Term and [* *] FTEs to Stage B of the Research Program for the Stage B Term, unless otherwise agreed by the Parties in writing.

         3.3 Disclosure of Research Program Results. The JSMC will provide quarterly written reports to the Parties presenting a meaningful summary of the work performed on the Research Program and Prototype Compound Optimization. In addition, on reasonable request by Janssen or 3DP, 3DP or Janssen will make presentations to the JSMC of its activities under this Agreement to inform the JSMC of the details of the work done under this Agreement during the Research Term and the [* *] period following the Initiation of Prototype Compound Optimization for each Prototype Compound, on a compound-by-compound basis. Know-how and other information regarding the Research Program or Prototype Compound Optimization disclosed by one Party to the other Party pursuant hereto may be used only in accordance with the rights granted under this Agreement. Within thirty (30) days following the end of each calendar quarter, the Parties shall each exchange and provide to the JSMC chairperson and secretary a written report summarizing in reasonable detail the work performed by it under the Research Program or Prototype Compound Optimization during the preceding calendar quarter.

         3.4 Prototype Compound Optimization Continuing Report Responsibility. For each compound identified as a Prototype Compound or Active Compound, Janssen shall, until the issuance of the last Research Program Patent Right, provide a report of its activities, and/or those of its Affiliates and sublicensees, toward the development, use and/or commercialization of such Prototype Compound or Active Compound. Such report relating to Prototype Compound Optimization shall be submitted to 3DP semi-annually and shall set forth in reasonable detail, with supporting data, the results of work performed on such compound, including, without limitation, all material information and data generated during such period not previously provided to 3DP pursuant to Section 8.3, reasonably necessary to enable 3DP to prepare, file, prosecute and maintain Research Program Patent Rights. If no results of work performed on such compound have been obtained by Janssen during the six-month period after the preceding semi-annual report, Janssen will so inform 3DP. In no event shall Janssen provide such a report relating to Prototype Compound Optimization less frequently than semi-annually. After achievement of the milestone in Section 5.7.2 for an Active Compound, Janssen will thereafter provide to 3DP reports relating to such Active Compound annually. Janssen will provide timely notice, in good faith, of its decision to discontinue its and/or its Affiliates' and sublicensees' activities toward the development, use and/or commercialization of a Prototype Compound, Active Compound and/or Licensed Product.

         3.5 Material Transfer. In order to facilitate the Research Program, either Party (a "Supplying Party") may provide to the other Party (a "Receiving Party") certain information (including chemical structures), biological materials or chemical compounds, including without limitation any compounds from the 3DP Synthetically Accessible Library, 3DP Probe Library or Focused Library (collectively, the "Substances") owned by or licensed to the Supplying Party (other than under this Agreement) and available for use by either Party in furtherance of the Research Program. Except as otherwise provided under this Agreement, all information or Substances delivered to the Receiving Party shall remain the sole property of the Supplying Party, shall be used only in furtherance of the Research Program and shall be solely under the control of the Receiving Party, shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of the Supplying Party, and shall not be used in research or testing involving human subjects except pursuant to an approved Janssen clinical trial. Because not all of their characteristics may be known, the Substances supplied under this Section 3.6 must be used with prudence and appropriate caution in any experimental work. THE SUBSTANCES ARE PROVIDED "AS IS" AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE SUBSTANCES WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

         3.6 Insurance. Each party shall maintain appropriate insurance with respect to its activities hereunder, in amounts customary in the pharmaceutical and biotechnology industries.

         3.7 Liability. Each Party shall be responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the gross negligent or willful acts or omissions, during the term of the Research Program, of that Party or its Affiliates, and their respective directors, officers, employees and agents.

                                   ARTICLE 4

                           RESEARCH PROGRAM GOVERNANCE

         4.1 Joint Steering and Management Committee. 3DP and Janssen agree to establish a Joint Steering and Management Committee (the "JSMC"), and shall each designate three members selected by their respective R&D management to form the JSMC. The chairperson of the JSMC shall be selected by Janssen. 3DP shall select the secretary to the JSMC. Each Party may replace its representatives at any time, upon notice to the other Party. Any member of the JSMC may designate a substitute to attend and perform the functions of that member at any meeting of the JSMC. The JSMC shall review the Research Plan for the Stage A Term within 30 days after the Effective Date. Thereafter, the Research Plan shall be updated by the JSMC in writing as changes are made to the Research Program on at least an annual basis.

         4.2 Responsibilities of the JSMC. The JSMC shall be responsible for:

                  4.2.1 Adopting, reviewing and amending the Research Plan to implement the Research Program;

                  4.2.2 Overseeing the progress of research in the Research Program;

                  4.2.3 Monitoring Prototype Compound Optimization and the Janssen Research Program and providing a forum for meetings and updates relating to Prototype Compound Optimization and the Janssen Research Program until the issuance of the last Research Program Patent Right;

                  4.2.4 Allocation of funded FTEs across the Targets, and within each Target;

                  4.2.5 Reviewing results from the screening of the 3DP Probe Library and Focused Libraries in connection with selecting the additional compounds from the 3DP Probe Library to be screened by 3DP or synthesized by 3DP, and the identification of Hits and Prototype Compounds;

                  4.2.6 Defining quality criteria for identification of Hits and Prototype Compounds pursuant to Sections 1.29 and 1.16; such criteria to be defined within sixty (60) days after the Effective Date; and

                  4.2.7 Reviewing and approving publications and other public disclosures related to the subject matter of the Research Program.

         4.3 JSMC Meetings. During the Research Term, the JSMC shall meet in person or by teleconference on a calendar quarter basis (provided that at least one meeting per year shall be in person) or more frequently as necessary and as may be agreed upon, with each Party bearing all travel and related costs for its representatives. After the end of the Research Term, but during the [* *] period following the initiation of Prototype Compound Optimization for each Prototype Compound, on a compound-by-compound basis, the JSMC shall meet in person or by teleconference at least semi-annually. Thereafter, the JSMC shall meet on an ad hoc basis as needed to perform the responsibilities designated to the JSMC. In addition to periodic meetings, the members of the JSMC shall communicate regularly by telephone, electronic mail, facsimile, or other method, as deemed necessary or appropriate.

         4.4 JSMC Decision-Making Process. Each Party shall have one vote on all matters decided by the JSMC, and decisions by the JSMC shall be made by unanimous vote of the parties. The Parties shall attempt to resolve any disagreement between the Parties within the JSMC using the objectives and principles of this Agreement as the basis for settling such disputes. Any disagreement that cannot be resolved by a vote of the JSMC shall be subject to the procedures set forth in Article 13.

         4.5 Minutes of JSMC Meetings. Within two (2) weeks after each JSMC meeting, the secretary of the JSMC shall prepare and distribute minutes of the meeting, which shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the JSMC. The JSMC secretary shall be responsible for circulation of all draft and final minutes. Draft minutes shall be first circulated to the chairperson, edited by the chairperson and then circulated in final draft form to all members of the JSMC sufficiently in advance of the next meeting to allow adequate review and comment prior to the meeting. Minutes shall be approved or disapproved, and revised as necessary, at the next meeting of the JSMC. Final minutes shall be distributed to the members of the JSMC.

         4.6 Management of Matters Outside the Jurisdiction of the JSMC. Matters outside the scope of the Research Program and internal to each Party are not under the purview of the JSMC. Such matters include, but are not limited to the following: internal personnel policies and programs; budgeting, finance, commercial and marketing strategies; Prototype Compound Optimization; and development and commercialization decisions. However, the Parties may, at their sole discretion, communicate with each other on those matters which, while outside the scope of the Research Program, influence the conduct or term of the Research Program or the development or commercialization of any Hit, Prototype Compound, or Active Compound.

                                   ARTICLE 5

                                 FINANCIAL TERMS

         5.1 Technology Access Fee. Janssen agrees to pay a nonrefundable technology access fee of [* *] within thirty (30) days after the Effective Date.

         5.2      FTE Reimbursement Fees.

                  5.2.1 Janssen agrees to pay 3DP for [* *] Stage A FTEs at a rate of [* *] per FTE per year. Such funding shall be payable by Janssen to 3DP in a single nonrefundable payment of [* *] by same day wire transfer and shall be paid concurrently with the Technology Access Fee.

                  5.2.2 Janssen agrees to pay 3DP for [* *] Stage B FTEs [* *] per FTE per year. Such funding shall be payable by Janssen to 3DP in a single nonrefundable payment of [* *] by same day wire transfer and shall be paid concurrently with the Technology Access Fee.

         5.3 Costs. Except as otherwise provided in this Agreement, or as may be agreed from time to time by the Parties in writing, 3DP and Janssen will each bear all of its own expenses incurred in connection with the Research Program including but not limited to any capital expenses for equipment to carry out the Research Program.

         5.4 Extended Term Fees. The level of reimbursement for FTEs in any Extended Research Term shall be negotiated in good faith by the Parties.

         5.5 Research Audit. 3DP shall maintain complete and accurate records tracking the number of FTEs carrying out the Research Program. During the Research Term and for one year thereafter, upon Janssen's reasonable request, 3DP shall make such records available no more than twice a year during normal business hours for examination at Janssen 's expense for the sole purpose of verifying for Janssen whether or not 3DP is using the average required number of FTEs to carry out the Research Program as specified in the Research Plan. Should it be determined that 3DP has used fewer than the required FTEs during any period of the Research Term, Janssen shall receive a credit for the lost FTE time against any future payments owed to 3DP (or if the Parties mutually agree, the lost FTE time will be made up in subsequent quarters); or if no future payments will be owed by Janssen to 3DP, a payment shall be made by 3DP to Janssen for the lost FTE time.

         5.6 Fees for Early Termination of the Research Program. If Janssen terminates the Research Program without cause, pursuant to the provisions of Section 10.3, prior to the end of the Research Term, Janssen agrees to pay to 3DP a termination fee equal to [* *].

         5.7 Milestone Payments. The following milestones shall become due and payable by Janssen to 3DP within sixty (60) days after accomplishment of the following milestones:

                  5.7.1 Upon the identification by the JSMC of the first Prototype Compound for each Target: [* *];

                  5.7.2 Upon submission of an IND and expiration of the thirty (30) day waiting period without disapproval by the FDA or its foreign counterpart for each Active
                           Compound: [* *]; and

                  5.7.3 Upon filing and acceptance by the FDA of an NDA for each Active Compound: [* *].

         5.8 Milestone Payment Credit. In the event that any milestone payment is made pursuant to Section 5.7 with respect to a Prototype Compound or Active Compound selected for development (an "Original Compound"), where, after the payment of any such milestones, such development terminates and, at any time after such termination, a Back-up Compound is selected for development (a "Replacement Compound"), then Janssen shall be entitled to a credit against milestone payments due with respect to the Replacement Compound, in the amount equal to all milestone payments actually paid with respect to the Original Compound prior to termination of development of such Original Compound.

         5.9 Milestone Press Release. Within ten (10) days of the achievement of the milestone(s) set forth in Section 5.7, 3DP shall, at its discretion and subject to Janssen's prior written approval (such approval not to be unreasonably withheld or delayed) issue a press release announcing, by way of example, the achievement of a milestone, the identification of a Prototype Compound (excluding any structural information), and such other information as mutually agreed by the Parties.

         5.10 Royalty Rate. Janssen shall pay 3DP a royalty of [* *] on annual Net Sales.

         5.11     Royalty Rate Reduction.

                  5.11.1 Generic Equivalent. If, in any quarterly royalty reporting period, (i) a third Party commences selling a product which is a Generic Equivalent of the Licensed Product in a country in the Territory and
                           (ii) such Unlicensed Unit Sales (as defined below) amount to the following percentages of Janssen's Unit Sales of the Licensed Product in such country in the same royalty reporting period, the royalty rate on Net Sales shall be reduced in such country in accordance with the percentages below and such lower royalty rate shall then apply on the Net Sales in such country as long as the Unlicensed Unit Sales amount to the particular percentage of Janssen's Unit Sales of the Licensed Product in such country in the same royalty reporting period.

                           Unlicensed Unit Sales         Royalty Rate Reduction*

                           (as a % of Janssen Unit Sales)   (% of Royalty Rate)
                           ------------------------------    -------------------

                           [*                   *]           [*               *]

                           [*                   *]           [*               *]

                           [*                   *]           [*               *]

                           * A royalty rate reduction will, however, only be applicable if Janssen also experiences a decrease in Net Sales of the applicable Licensed Product in that country from the Net Sales of the applicable Licensed Product in the same royalty reporting period in the previous calendar year in the same country.

                           For purposes of this Section 5.11.1, (i) "Unlicensed Unit Sales" and "Janssen Unit Sales" shall be deemed to mean the total grams of the Active Compound contained in the Third Party product (irrespective of dosage form) and the Licensed Product (irrespective of dosage form), respectively, as reflected on the label of each such Licensed Product and Third Party product; and (ii) Unlicensed Unit Sales shall be determined by the sales reports of IMS America Ltd. of Plymouth Meeting, Pennsylvania ("IMS") or any successor to IMS or any other independent sales auditing firm selected by Janssen and reasonably acceptable to 3DP. Janssen shall bear all costs of providing 3DP with such information. If Janssen is entitled to a royalty reduction based on Unlicensed Unit Sales pursuant to this Section 5.11.1 for any royalty reporting period, Janssen shall submit the sales report of IMS or such other independent firm, as applicable, for the relevant royalty reporting period to 3DP, together with Janssen 's or its Affiliates' or sublicensees' sales report for the relevant royalty reporting period. Such sales reports for each royalty reporting period in which Janssen is entitled to such royalty reduction shall be submitted with the royalty report for such royalty reporting period submitted pursuant to Section 5.15.

                  5.11.2 Third Party Patents. If Patent Rights of a Third Party should exist in any country during the Term which are required to manufacture, use sell the Licensed Product, and if it should prove in Janssen's reasonable judgment (as supported by an opinion from outside patent counsel which counsel is acceptable to both Parties) impractical or impossible for Janssen, its Affiliates or its sublicensee to continue the activity or activities licensed hereunder without obtaining a royalty bearing license from such Third Party under such Patent Rights in said country, then Janssen shall be entitled to a credit against the royalty payments due hereunder of an amount equal to the royalty paid to such Third Party, not to exceed [* *] of the royalty rate due under this Agreement, arising from the manufacture, use or sale of the Licensed Product in said country.

                  5.11.3 Compulsory License. If at any time and from time to time a Third Party in any country shall, under the right of a compulsory license granted or ordered to be granted by a competent governmental authority, manufacture, use or sell any Licensed Product, with respect to which royalties would be payable pursuant to Section 5.10 hereof, then Janssen may reduce the royalty on sales in such country of such Licensed Product according to the rates specified in Section 5.11.1.

         5.12 Royalty Period. The royalty payments set forth in Section 5.9 shall be payable for each Licensed Product on a product-by-product and country-by-country basis from the time of First Commercial Sale of Licensed Product in such country until the later of: (a) [* *] from the time of First Commercial Sale of Licensed Product in such country; or (b) until the last-to-expire or -lapse of Patent Rights containing a Valid Claim with respect to the Active Compound (including without limitation a Replacement Compound) which is an ingredient of such Licensed Product in such country.

         5.13 Royalty Conditions. No royalties shall be due upon the sale or other transfer among Janssen, its Affiliates, licensees or sublicensees, but in such cases the royalty shall be due and calculated upon Janssen's or its Affiliate's, licensee's or sublicensee's Net Sales of Licensed Product to the first independent Third Party.

         5.14 Mode of Payment. All payments to 3DP hereunder shall be made by wire transfer of United States Dollars in the requisite amount to the account designated by 3DP which is attached hereto as Schedule 5.14; provided, however, that any notice by
                            -------------
                  3DP of a change in such account shall not be effective until thirty (30) days after receipt thereof by Janssen. Payments shall be free and clear of any taxes due by Janssen (other than withholding and other taxes imposed on 3DP), fees or charges, to the extent applicable. For purposes of computing royalty payments for Net Sales made outside of the United States, such royalties shall be converted into U.S. Dollars, by applying the rate of exchange as used by Janssen's global accounting system which reflects the average exchange rate for the applicable payment period.

         5.15 Quarterly Royalty Reports. During the Term and commencing with the First Commercial Sale of each Licensed Product, Janssen shall furnish or cause to be furnished to 3DP on a quarterly basis, a written report or reports covering each quarter (each such quarter being sometimes referred to herein as a "reporting period") showing:

                  5.15.1 Gross invoiced sales and total deductions used to calculate Net Sales of each Licensed Product sold by Janssen and its sublicensees during the reporting period on a country-by-country basis. For the United States only, twice per calendar year, Janssen shall provide to 3DP a report showing all itemized deductions from gross sales to Net Sales. In any Major Country or country which represents ten percent (10%) or more of world wide gross invoiced sales (other than the United States), to the extent that there are significant variances in total deductions from gross invoiced sales to Net Sales from one quarter to another, Janssen shall, at 3DP's reasonable request, provide a reasonably detailed explanation as to such increase.

                  5.15.2 The royalties, payable in U.S. Dollars, which shall have accrued hereunder in respect of such Net Sales.

                  5.15.3 The exchange rates used, if any, in converting into U.S. Dollars, from the currencies in which sales were made.

                  5.15.4 Dispositions of such Licensed Product other than pursuant to sale for cash, if such data is normally reported in royalty reports of other licensed products.

                  5.15.5 Any withholding taxes required to be paid from such royalties.

         5.16 Royalty Payment Due Date; Accrual. Royalties which have accrued during any month and are required to be shown on a final quarterly sales report provided for hereunder shall be due and payable on the date such final quarterly sales report is due. In addition, at the end of each calendar year in which royalties are paid hereunder, Janssen agrees to reconcile estimated or accrued rebates and discounts taken during such calendar year in accordance with its standard reconciliation practices and make any necessary adjustment in the next calendar quarter in which royalties are due and payable.

         5.17 Royalty Report Timing. Janssen shall provide flash sales reports to 3DP [* *] after the close of each reporting period, and final reports shall be due [* *] following the close of each reporting period.

         5.18 Currency Exchange. In the case of sales of any Licensed Product outside the United States, royalty payments by Janssen to 3DP shall be converted to U.S. Dollars in accordance with Janssen's current customary and usual procedures for calculating same which are the following: the rate of currency conversion shall be calculated using a simple monthly period average of the end "spot rates" provided by Brown Brothers Harriman, 59 Wall Street, NY, NY 10005, for each quarter, or if such rate is not available, the spot rate as published by a leading United States commercial bank for such accounting period. This method of conversion is consistent with Janssen's current accounting methods. Janssen shall give 3DP prompt written notice of any changes to Janssen's customary and usual procedures for currency conversion, which shall only apply after such notice has been delivered and provided that such changes continue to maintain a set methodology for currency conversion.

         5.19 Records Retention. With respect to any products for which royalties are due pursuant to this Agreement, Janssen and its Affiliates and any licensees or sublicensees shall keep records, for two (2) years, of such Net Sales in sufficient detail to confirm the accuracy of the royalty calculations hereunder. At the request of 3DP, Janssen shall permit an independent certified accountant of nationally recognized standing appointed by 3DP and reasonably acceptable to Janssen, during normal business hours and upon reasonable notice, to examine these records solely to the extent necessary to verify such calculations. Such investigation shall be at the expense of 3DP unless it reveals a discrepancy in Janssen's favor of more than [* *], in which event it shall be at Janssen's expense.

         5.20 Taxes. The Party receiving royalties and other payments under this Agreement shall pay any and all taxes levied on account of such payment. If any taxes are required to be withheld by the paying Party, it shall: (a) deduct such taxes from the remitting payment, (b) pay the taxes, in a timely manner, to the proper taxing authority, and (c) send proof of payment to the other Party and certify its receipt by the taxing authority within sixty (60) days following such payment.

                                   ARTICLE 6

                       OWNERSHIP; GRANT OF LICENSE RIGHTS

         6.1 Ownership of Libraries. 3DP shall retain its ownership rights to the compounds in the 3DP Probe Library and the 3DP Synthetically Accessible Library and in any Focused Library developed by 3DP pursuant to this Agreement.

         6.2 No Reverse Engineering. Janssen shall not, and shall not cause or assist any Third Party to, use any data or information derived from the Research Program or the 3DP Probe Library or the 3DP Synthetically Accessible Library to design, create or supplement a compound library.

         6.3 Ownership of Targets. Janssen shall retain any ownership rights Janssen may have in any Targets Janssen provides to 3DP pursuant to this Agreement, and 3DP shall have a right to use such Targets solely for the purpose of performing its obligations under the Research Program pursuant to the terms of this Agreement. During the Research Term [* *], 3DP shall not use Targets in any work it conducts with Third Parties. During the Research Term [* *], 3DP shall not enter into a drug discovery or development agreement with any Third Party on the same Target or Targets.

         6.4 Ownership of Hits and Prototype Compounds; Janssen Exclusive License. 3DP shall retain any proprietary rights, title and interest in and appurtenant to Hits, Prototype Compounds and any other compounds in the Focused Library; provided, however, that Janssen shall have an exclusive, worldwide license under

                  3DP Patents, Joint Patents and Research Program Patent Rights (even as to 3DP), with the right to sublicense, to conduct research, develop, make, have made, use, sell, have sold, offer for sale or import Prototype Compounds, Replacement Compounds, Active Compounds, Back-Up Compound or Licensed Products in the Field. Notwithstanding the foregoing, 3DP shall retain the right to use any Prototype Compounds, Back-up Compounds, Replacement Compounds, Active Compounds, or any other compounds in the Focused Library that are used in Licensed Products to conduct research; provided, however, that 3DP shall not publish results of such research and shall not provide Active Compounds, Prototype Compounds, Replacement Compounds, or Back-Up Compounds to any Third Party during the Term [* *].

                                   ARTICLE 7

                            CONFIDENTIAL INFORMATION

         7.1 Confidentiality Obligations. The Parties agree that, for the Term and for five (5) years thereafter, either Party (a "Receiving Party") that receives Confidential Information from the other Party (a "Disclosing Party") shall keep, and shall endeavor to ensure that its officers, directors and employees keep, confidential and shall not publish or otherwise disclose and shall not use for any purpose (except as expressly permitted hereunder) any Confidential Information furnished to it by the Disclosing Party pursuant to this Agreement (including without limitation, Know-how). The obligations of confidentiality and non-use set forth in this Section 7.1 shall also apply to biological material and chemical compounds and associated information (including, without limitation, Know-how) disclosed by one Party to the other prior to or during the Term; provided however, that such obligation of confidentiality and non-use shall not apply to Janssen with respect to compounds that are assigned to Janssen or exclusively licensed to Janssen by 3DP.

         7.2      Written Assurances and Permitted Uses of Confidential
                  Information.

                  7.2.1 Each Party shall inform its employees and consultants who perform work on the Research Program, of the obligations of confidentiality specified in Section
                           7.1 and all such persons shall be bound by the terms of confidentiality set forth therein.

                  7.2.2 The Receiving Party may disclose the Disclosing Party's Confidential Information to the extent the Receiving Party is compelled to disclose such information by a judicial or administrative authority of competent jurisdiction, including but not limited to submitting information to tax authorities or complying with any discovery or similar request for production of documents in litigation or similar alternative dispute resolution proceedings; provided however, that in such case the Receiving

                           Party shall give notice, in a timely fashion, to the Disclosing Party so that the Disclosing Party may seek a protective order or other remedy from said authority. In any event, the Receiving Party shall disclose only that portion of the Confidential Information that, in the opinion of its legal counsel, is legally required to be disclosed and will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court or tribunal.

                  7.2.3 To the extent it is reasonably necessary or appropriate to fulfill its obligations and exercise its rights under this Agreement, either Party may disclose Confidential Information to its Affiliates on a need-to-know basis on condition that such Affiliates agree to keep the Confidential Information confidential for the same time periods and to the same extent as such Party is required to keep the Confidential Information confidential under this Agreement, and to any regulatory authorities to the extent reasonably necessary to obtain regulatory approvals.

                  7.2.4 To the extent that it is reasonably necessary or appropriate to fulfill its obligations, either Party may disclose Confidential Information to the U.S. Patent and Trademark Office or any foreign counterparts thereof, in order to comply with the rules governing disclosure of material information during patent examination.

                  7.2.5 The existence and the terms and conditions of this Agreement which the Parties have not specifically agreed to disclose pursuant to this Section 7.2 shall be treated by each Party as Confidential Information of the other Party.

         7.3 Permitted Disclosures for Business Development Purposes. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, 3DP may disclose statistics and masked informational data for presentations to investors or to scientific audiences, based on the research data produced pursuant to the activities under this Agreement, including without limitation, success rates; and excluding Confidential Information identifying, for example, specific Prototype Compounds, Active Compounds, Targets, Hits, Back-Up Compounds, Replacement Compounds, Research Program Patent Rights, chemical names, chemical structures and their activities.

         7.4 Notification. Both Parties recognize that each may wish to publish the results of their work relating to the Research Program. However, both Parties also recognize the importance of acquiring patent protection on Licensed Products. Consequently, 3DP shall not make any publication relating to any Prototype Compound, Replacement Compound, Active Compound or Licensed Product without the prior written permission of Janssen and any proposed publication by either Party relating to the Research Program or Prototype Compound

                  Optimization shall comply with this Article 7. At least sixty
                  (60) days before a manuscript is to be submitted to a publisher, the publishing Party will provide the JSMC with a copy of the manuscript. If the publishing Party wishes to make an oral presentation, it will provide the JSMC with a copy of the abstract (if one is submitted) at least sixty (60) days before it is to be submitted. The publishing Party will also provide to the JSMC a copy of the text of the presentation, including all slides, posters and any other visual aids, at least sixty (60) days before the presentation is made.

         7.5 Review of Proposed Publications. The JSMC will review the manuscript, abstract, text or any other material provided under Section 7.4 to determine if patentable subject matter is disclosed. The JSMC will notify the publishing Party within sixty (60) days of receipt of the proposed publication if the JSMC determines that patentable subject matter is or may be disclosed, or if the JSMC believes Confidential Information or proprietary information is or may be disclosed. If it is determined by the JSMC that patent applications should be filed, the publishing Party shall delay its publication or presentation for a period not to exceed ninety (90) days from the JSMC's notification to the publishing Party to allow time for the filing of patent applications covering patentable subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the ninety (90)-day period, the Parties will discuss the need for obtaining an extension of the publication delay beyond the ninety (90)-day period. If it is determined by the JSMC that confidential or proprietary information is being disclosed, the JSMC will attempt to arrive at an agreement on mutually acceptable modifications to the proposed publication to avoid such disclosure. The publishing Party of any manuscript, text or oral presentation will acknowledge the other Party for its contribution to the material being published or presented and to the Research Program.

                                   ARTICLE 8

                     PATENT RIGHTS AND INTELLECTUAL PROPERTY

         8.1 Ownership; Inventions. Inventorship for patentable inventions conceived and reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with U.S. patent laws for determining inventorship. Janssen Patents shall be owned by Janssen, 3DP Patents shall be owned by 3DP, and Joint Patents shall be jointly owned by the Parties. Research Program Patent Rights shall be owned by 3DP, regardless of inventorship, and Janssen agrees to assign to 3DP its rights in any Research Program Patent Rights having Janssen employees as sole or joint inventors. In the event of a dispute regarding inventorship, if the parties are unable to resolve such inventorship dispute, the Parties shall establish a procedure to resolve such dispute, which may include engaging a Third Party patent attorney jointly selected by the Parties to resolve such dispute. Each Party will cooperate with the other to the extent reasonably necessary to execute assignments and other documentation as may be required.

         8.2 Disclosure of Patentable Inventions. Each Party shall promptly provide to the other any invention disclosure submitted in the normal course of business and disclosing an invention arising during the Research Program and [* *] period following the Initiation of Prototype Compound Optimization for each Prototype Compound, on a compound-by-compound basis, and relating to Hits, Prototype Compounds, Active Compounds, Back-Up Compounds or Replacement Compounds.

         8.3 Disclosure of Janssen Know-how. During the [* *] period following the initiation of Prototype Compound Optimization for each Prototype Compound on a compound-by-compound basis, Janssen shall promptly provide 3DP with complete written disclosures of any potentially patentable technology derived from the Research Program, the Janssen Research Program and/or Prototype Compound Optimization.

         8.4      3DP Patentable Inventions and Know-How.

                  8.4.1    3DP Patent Prosecution.

                           (a) Selection of Outside Counsel. Before retaining any law firm and/or patent attorney for the preparation and prosecution of any patent applications which are Research Program Patent Rights, 3DP shall inform Janssen of the identity of such law firm and/or patent attorney it desires to employ and the Parties will discuss such firm and/or attorney. 3DP will consider any suggestions from Janssen regarding the selection of a law firm and/or patent attorney for handling preparation, prosecution and maintenance of Research Program Patent Rights and Janssen may disapprove any law firm and/or patent attorney proposed by 3DP, such approval not to be unreasonably withheld or delayed.

                           (b) Prosecution and Maintenance. During the Term, 3DP shall prepare, file, prosecute and maintain 3DP Patents (at 3DP's sole expense) and Research Program Patent Rights (at Janssen's sole expense) and use reasonable efforts to initially file all such patent applications in the United States. For Research Program Patent Rights, Janssen shall provide a list of countries in which such patent applications shall be filed reasonably in advance of 3DP's estimated filing date. 3DP shall file such patent applications in each indicated country.

                           (c) Discontinuance. If 3DP does not intend to file for patent protection or does not wish to continue preparation, prosecution or maintenance of Research Program Patent Rights, then it shall give at least forty-five (45) days advance notice to Janssen, and in no event less than a reasonable period of time for Janssen to act in its stead. In such case, Janssen may elect at its sole discretion to continue preparation, filing and prosecution or maintenance of the discontinued patent at its sole expense. 3DP shall execute such documents and perform such acts as may be reasonably necessary for Janssen to file or to continue prosecution or maintenance of such patent. Discontinuance may be elected on a country-by-country basis or for a patent application or patent series in total.

                  8.4.2 Cooperation. 3DP shall consult with Janssen and shall keep Janssen continuously informed of all material matters relating to the preparation, filing, prosecution and maintenance of Research Program Patent Rights covered by this Agreement, including, but not limited to, disclosing to Janssen the complete text of all such Research Program Patent Rights. In addition, 3DP shall provide Janssen with copies of all material correspondence with the applicable patent office.

         8.5      Janssen Patentable Inventions and Know-How.

                  8.5.1    Janssen Patent Prosecution.

                           (a) Prosecution and Maintenance. During the Term, Janssen shall, at its own expense, prepare, file, prosecute and maintain Janssen Patents and use reasonable efforts to file initially all such patent applications in countries in which Janssen would file patent applications in its normal business practice for comparable technology.

                           (b) Discontinuance. If Janssen does not intend to file for Patent protection or does not wish to continue preparation, prosecution or maintenance of a Janssen Patent, then it shall give at least forty-five (45) days advance notice to 3DP, and in no event less than a reasonable period of time for 3DP to act in its stead. In such case, 3DP may elect at its sole discretion to continue preparation, filing and prosecution or maintenance of the discontinued patent at its sole expense. Janssen shall execute such documents and perform such acts as may be reasonably necessary for 3DP to file or to continue prosecution or maintenance of such patent. Discontinuance may be elected on a country-by-country basis or for a patent application or patent series in total.

                  8.5.2 Cooperation. Janssen shall consult with 3DP and shall keep 3DP continuously informed of all material matters relating to the preparation, filing, prosecution and maintenance of Janssen Patents covered by this Agreement, including, but not limited to, disclosing to 3DP the complete text of all such Janssen Patents.

         8.6      Joint Patents

                  8.6.1 The Parties shall jointly determine whether to prepare, file, prosecute and maintain any Joint Patents. Janssen shall act as the lead Party for the prosecution and maintenance of such Joint Patents.

                  8.6.2 Janssen shall keep 3DP apprised of the status of each Joint Patent and shall seek the advice of 3DP with respect to patent strategy and drafting applications and shall give reasonable consideration to any suggestions or recommendations of 3DP concerning the preparation, filing, prosecution, maintenance and defense thereof. Each Party shall be responsible for 50% of the cost of such filings.

                  8.6.3 The Parties shall cooperate reasonably in the prosecution of all Joint Patents and shall share all material information relating thereto, including all material communications from patent offices, promptly after receipt of such information.

                  8.6.4 If, during the term of this Agreement, Janssen intends to allow any Joint Patent to lapse or to abandon any such Joint Patent, Janssen shall, whenever practicable, notify 3DP of such intention at least sixty (60) days prior to the date upon which such Joint Patent shall lapse or become abandoned but in no event less than a reasonably sufficient time to prevent such lapse or abandonment, and 3DP shall thereupon have the right, but not the obligation, to assume responsibility for the prosecution, maintenance and defense thereof and all expenses related thereto.

         8.7      Assistance. Each Party hereby agrees:

                  8.7.1 to make its employees, agents and consultants reasonably available to the other Party (or the other Party's authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the Prosecuting Party to undertake preparation, filing, prosecution and maintenance of its Patent Rights;

                  8.7.2 to cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to Patent Rights; and

                  8.7.3 to endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the preparation, filing, prosecution and maintenance of the other Party's Patent Rights.

         8.8 Initial Filing if Made Outside of the United States. The Parties agree to use reasonable efforts to ensure that any Patent Rights filed outside of the United States prior to a U.S. filing will be in a form sufficient to establish the date of original filing as a priority date for the purposes of a subsequent U.S. filing.

         8.9      Infringement Claims by Third Parties.

                  8.9.1 Notice. If the manufacture, use or sale of an Active Compound or any Licensed Product results in a claim or a threatened claim by a Third Party against a Party hereto for patent infringement or for inducing or contributing to patent infringement ("Infringement Claim"), the Party first having notice of an Infringement Claim shall promptly notify the other in writing. The notice shall set forth the facts of the Infringement Claim in reasonable detail.

                  8.9.2 Defense. Janssen shall have the right but not the obligation to defend any suit resulting from an Infringement Claim at its expense. 3DP shall cooperate and assist Janssen in any such litigation at Janssen's expense. In the event Janssen declines to take steps with respect to such infringement within [* *] following notice of such infringement, 3DP shall have the right to do so at its expense.

                  8.9.3 Settlement. In the event that the manufacture, use or sale of the Active Compound or the Licensed Product in a country would infringe Third Party Patent Rights and a license to such Third Party Patent Rights is available, and Janssen in its sole discretion seeks such a license, the Parties agree:

                           (a) Subject to Section 5.11.2, Janssen shall be responsible for all costs associated with acquiring such Third Party license; and

                           (b) Janssen shall use reasonable efforts to obtain required licenses under the Third Party Patents, with a right to sublicense to 3DP.

         8.10 Patent Assignment. Neither Party may assign its interest in rights under Research Program Patent Rights or any Patent Rights claiming an Active Compound or Licensed Product, except with the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed; provided, however, that either Party may assign such rights without consent of the other Party to a permitted assignee under this Agreement.

         8.11     Infringement Claims Against Third Parties.

                  8.11.1 Cooperation. 3DP and Janssen each agree to take reasonable actions to protect 3DP Patents, Janssen Patents, Joint Patents or Research Program Patent Rights from infringement. If one Party brings any such action or proceeding, the other Party may be joined as a Party plaintiff if necessary for the action or proceeding to proceed and, in case of joining, the other Party agrees to give the first Party reasonable assistance and authority to file and to prosecute such suit. The other Party shall be reimbursed for any costs associated with its participation.

                  8.11.2 Notice. If any 3DP Patent, Janssen Patent, Joint Patents and/or Research Program Patent Rights is infringed by a Third Party in any country in connection with the manufacture, use and/or sale of an Active Compound or Licensed Product in such country, the Party to this Agreement first having knowledge of such infringement, or knowledge of a reasonable probability of such infringement, shall promptly notify the other in writing. The notice shall set forth the known facts of such infringement in reasonable detail.

                  8.11.3   Institution of Proceedings.

                           (a) 3DP shall have the primary right, but not the obligation, to institute, prosecute and control with its own counsel, any action or proceeding with respect to infringement of a 3DP Patent or Research Program Patent Rights. Janssen shall have the right, at its own expense, to be represented in such action by its own counsel; provided, however, no settlement may be entered into by 3DP without the written consent of Janssen, which consent shall not be unreasonably withheld or delayed, if such settlement would have a material adverse effect on Janssen's interests.

                           (b) With respect to Joint Patents, Janssen shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to infringement of such Joint Patents, by counsel of its own choice and at its own expense; provided, however, 3DP may participate in such proceedings, represented by counsel of its own choice and at its own expense, no settlement may be entered into by Janssen without the written consent of 3DP, which consent shall not be unreasonably withheld or delayed.

                           (c) Janssen shall have the sole right to enforce any rights under the Janssen Patents at its own expense.

                  8.11.4 Failure to Institute Proceedings. If the Party having the primary right to institute proceedings under
                           Section 8.11.3 (hereinafter referred to as the

                           "First Prosecuting Party") fails to institute, prosecute or control such action or prosecution within a period of one hundred eighty (180) days after receiving notice of the infringement from the other Party (hereinafter referred to as the "Second Prosecuting Party"), then the Second Prosecuting Party shall have the right to bring and control any such action by counsel of its own choice, and the First Prosecuting Party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. The First Prosecuting Party shall cooperate with the Second Prosecuting Party in such effort, including being joined as a party to such action if necessary.

                  8.11.5 Costs. The Party bringing suit under this Article shall bear all costs of the suit and shall retain any damages or other monetary awards recovered.

                  8.11.6 Settlement. The parties shall keep each other informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning Licensed Products in the Field. A settlement or consent judgment or other voluntary final disposition of a suit brought by a Party under this Section 8.11 may be entered without the consent of the other Party; provided such settlement, consent judgment or other disposition does not admit the invalidity or unenforceability of any Patent Rights; and provided further, that any rights to continue the infringing activity in such settlement, consent judgment or other disposition shall be limited to the product or activity that was the subject of the suit.

         8.12 Notices Relating to the Act. 3DP shall notify Janssen of the issuance of each U.S. patent included among the 3DP Patents, Research Program Patent Rights and Joint Patents wherein 3DP is the filing Party, giving the date of issue and patent number for each such patent. 3DP and Janssen each shall immediately give notice to the other of any certification filed under the "U.S. Drug Price Competition and Patent Term Restoration Act of 1984" (hereinafter the "Act"), including, but not necessarily limited to, notices pursuant toss.ss.101 and 103 of the Act from persons who have filed an abbreviated NDA ("ANDA") or a "paper" NDA claiming that 3DP Patents, Janssen Patents, Joint Patents or Research Program Patent Rights are invalid or that infringement will not arise from the manufacture, use or sale of any Active Compound or Licensed Product by a Third Party.

                  8.12.1 If Janssen decides not to bring infringement proceedings against the entity making such a certification, Janssen shall give notice to 3DP of its decision not to bring suit within twenty-one (21) days after receipt of notice of such certification.

                  8.12.2 3DP may then, but is not required to, bring suit against the party that filed the certification.

                  8.12.3 Any suit by Janssen or 3DP shall either be in the name of Janssen or in the name of 3DP, or jointly in the name of Janssen and 3DP, as may be required by law.

                  8.12.4 For purposes of this Section, the Party not bringing suit shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the Party bringing suit.

         8.13 Patent Term Extensions. 3DP hereby authorizes Janssen to (a) provide in any NDA a list of patents which includes 3DP Patents, Joint Patents and Research Program Patent Rights owned by 3DP that relate to such Licensed Product and such other information as Janssen believes is appropriate; (b) commence suit for infringement of 3DP Patents, Joint Patents and Research Program Patent Rights underss.271(e) (2) of Title 35 of the United States Code; and (c) exercise any rights that may be exercisable by 3DP as patent owner under the Act, including without limitation, applying for an extension of the term of any patent included in 3DP Patents, Joint Patents and Research Program Patent Rights. In the event that applicable law in any country provides for the extension of the term of any patent included among Research Program Patent Rights owned by 3DP, such as under the Act, the Supplementary Certificate of Protection of the Member States of the European Union and other similar measures in any other country, 3DP shall apply for and use its reasonable efforts to obtain such an extension or, should the law require Janssen to so apply, 3DP hereby gives permission to Janssen to do so. Janssen and 3DP agree to cooperate with one another in obtaining such extension. 3DP agrees to cooperate with Janssen or its sublicensee, as applicable, in the exercise of the authorization granted herein and shall execute such documents and take such additional action as Janssen may reasonably request in connection therewith, including, if necessary, permitting itself to be joined as a Party in any suit for infringement brought by Janssen hereunder.

                                   ARTICLE 9

                                 INDEMNIFICATION

         9.1 Indemnification by Janssen. Janssen shall indemnify, defend and hold 3DP and its agents, employees and directors (the "3DP Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of Third Party claims or lawsuits related to
                  (a) Janssen's performance of its obligations under this Agreement; or (b) patent infringement related to 3DP's use of the Targets pursuant to this Agreement; or (c) patent infringement or product liability for bodily injury and/or property damage related to Janssen's development activities with compounds identified under the Research Program and/or with Licensed Products; or (d) the manufacture, use or sale of Licensed Products by Janssen, sublicensees, distributors and agents, except to the extent such claims or suits result from the breach of any of the provisions of this Agreement, gross negligence or willful misconduct of the 3DP Indemnitees. Upon the assertion of any such claim or suit, the 3DP Indemnitees shall promptly notify Janssen thereof and shall permit Janssen to assume direction and control of the defense of the claim (including the selection of counsel and the right to settle it at the sole discretion of Janssen, provided that such settlement does not impose any material obligation on the 3DP Indemnitees), and shall cooperate as requested (at the expense of Janssen) in the defense of the claim.

         9.2 Indemnification By 3DP. 3DP shall indemnify, defend and hold Janssen and its agents, employees and directors (the "Janssen Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of Third Party claims or lawsuits related to 3DP's performance of its obligations under this Agreement, except to the extent that such claims or suits result from the breach of any of the provisions of this Agreement, gross negligence or willful misconduct of the Janssen Indemnitees. Upon the assertion of any such claim or suit, the Janssen Indemnitees shall promptly notify 3DP thereof and shall permit 3DP to assume direction and control of the defense of the claim (including the selection of counsel and the right to settle it at the sole discretion of 3DP, provided that such settlement does not impose any material obligation on the Janssen Indemnitees), and shall cooperate as requested (at the expense of 3DP) in the defense of the claim.

                                   ARTICLE 10

                              TERM AND TERMINATION

         10.1 Term of Research Program. The Research Program shall commence upon the Effective Date, and unless earlier terminated as provided herein, shall expire on the last to expire of the Stage A Term or the Stage B Term or any Extended Research Term (the "Research Term").

         10.2 Term of Agreement. This Agreement shall commence upon the Effective Date and shall terminate: (a) thirty (30) days after notice, in good faith, by one Party to the other Party, following the termination or expiration of the Research Term, if no compound, which was identified as a Prototype Compound, is being optimized, developed, commercialized and/or sold by Janssen or 3DP, or (b) upon the identification and commercialization of one or more Licensed Products, upon expiration of Janssen's obligation to pay royalties hereunder (the "Term").

         10.3 Termination of the Research Program Without Cause. Subject to the provisions of Section 5.6, Janssen may terminate the Research Program upon ninety (90)-days advance written notice during the Research Term provided, however, [* *].

         10.4 Breach. The failure by a Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give notice to have the default cured. If such default is not cured within sixty (60) days after the receipt of such notice, or diligent steps are not taken to cure if by its nature such default cannot be cured within sixty (60) days, the notifying Party shall be entitled, without prejudice to any of its other rights conferred to it by this Agreement, and in addition to any other remedies that may be available to it, to terminate the Research Program and/or this Agreement; provided, however, that such right to terminate shall be stayed in the event that, during such sixty
                  (60)-day period, the Party alleged to have been in default shall have: (a) initiated arbitration in accordance with
                  Article 13, below, with respect to the alleged default, and
                  (b) diligently and in good faith cooperated in the prompt resolution of such arbitration proceedings.

         10.5 No Waiver. The right of a Party to terminate the Research Program and/or this Agreement, as provided in this Article 10, shall not be affected in any way by its waiver or failure to take action with respect to any prior default.

         10.6     Insolvency or Bankruptcy.

                  10.6.1 Either Party may, in addition to any other remedies available by law or in equity, terminate the Research Program and/or this Agreement by written notice to the other Party in the event the latter Party shall have become insolvent or bankrupt, or shall have an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other Party or for all or a substantial part of its property or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the other Party, and any such event shall have continued for ninety
                           (90) days undismissed, unbonded and undischarged.

                  10.6.2 All rights and licenses granted under or pursuant to this Agreement by Janssen or 3DP are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "Intellectual Property" as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto which is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be promptly delivered to them (a) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceedings elects to continue to perform all of their obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by a nonsubject party.

         10.7     Consequences of Termination of the Research Program.

                  10.7.1 In the event of termination of the Research Program by Janssen pursuant to the provisions of Sections
                           10.4 or 10.6, 3DP shall (i) promptly transfer to Janssen copies, whether in written or electronic form, of all data, reports, records and materials (including any Research Program Know-how) in 3DP's possession or control which relate to the Research Program; (ii) return to Janssen all relevant records and materials, whether in written or electronic form, in 3DP's possession or control containing Confidential Information of Janssen; and (iii) furnish to Janssen all unused Substances provided to 3DP by Janssen in connection with the Research Program. Thereafter, Janssen shall have no further obligation to fund the Research Program, but the remainder of the Agreement shall, including without limitation, Janssen's rights to continue Prototype Compound Optimization for those Prototype Compounds identified as such pursuant to Section 1.29, remain in force and effect until expiration of the term of the Agreement, unless it is sooner terminated as provided in this Agreement.

                  10.7.2 In the event of termination of the Research Program by 3DP pursuant to the provisions of 10.4 or 10.6, or if Janssen terminates the Research Program pursuant to the provisions of Section 10.3, Janssen shall (i) promptly transfer to 3DP copies, whether in written or electronic form, of all data, reports, records and materials (including any Research Program Know-how) in Janssen's possession or control which relate to the Research Program; (ii) return to 3DP all relevant records and materials, whether in written or electronic form, in Janssen's possession or control containing Confidential Information of 3DP; and (iii) furnish to 3DP all unused Substances, if any, provided to Janssen by 3DP in connection with the Research Program. Thereafter, the remainder of the Agreement shall remain in force and effect until expiration of the term of the Agreement, unless it is sooner terminated as provided in this Agreement.

                  10.7.3 Either Party's termination of the Research Program pursuant to Section 10.3, 10.4 and/or 10.6 shall be without prejudice to, and shall not affect, any of the Parties' respective rights and obligations under this Agreement that do not specifically relate to the Research Program. Without limiting the generality of the foregoing, Janssen's rights to exploit the Licensed Products under any Research Program Patent Rights and Research Program Know-how, if such licenses are in operation, in accordance with the terms of this Agreement, shall not be affected by any such termination.

         10.8 Consequences of Termination of this Agreement. Upon termination of this Agreement, all remaining records and materials in a Party's possession or control containing the other Party's Confidential Information and to which the former Party does not retain rights hereunder shall promptly be returned, except that one (1) copy shall be retained by legal counsel for the former Party.

         10.9 Survival of Obligations. The termination or expiration of this Agreement shall not relieve the Parties of any obligations accruing prior to such termination, and any such termination shall be without prejudice to the rights of either Party against the other. The provisions of Sections 3.7, 5.15, 5.16, 6.1, 6.2, 6.3, 8.1, 10.8, 14.1, 14.14, 14.15 and Articles 1,
                  7, 9 and 13 shall survive any termination of this Agreement.


                                   ARTICLE 11

         DEVELOPMENT, REGULATORY AND COMMERCIALIZATION RESPONSIBILITIES

         11.1 Commercial Responsibilities. Janssen agrees to use commercially reasonable efforts consistent with its normal business practices, and in no event less than efforts standard in the pharmaceutical industry, to develop and commercialize Licensed Products. Such efforts shall be efforts consistent with efforts used by Janssen (in each case comparable efforts will be measured against such efforts used by Janssen for marketing in the country where the commercialization takes place for that Licensed Product) in commercializing its own products that are similar with regard to, for example, market potential, price per treatment, patient population, and competitive position. Janssen shall use commercially reasonable efforts consistent with its normal business practices to effect the commercial launch of Licensed Products in the Major Countries within [* *] of Regulatory Approval in such Major Countries.

         11.2 Janssen's Marketing Obligations For Licensed Product. All business decisions, including, without limitation, the design, sale, price and promotion of Licensed Products under this Agreement and the decisions whether to market any particular Licensed Product shall be within the sole discretion of Janssen.

         11.3 Janssen Responsibilities. Janssen shall be responsible for all development, regulatory filings and related submissions that are made in connection with the commercialization of Licensed Products developed by Janssen and all commercialization activities with respect to Licensed Products, and shall do so at Janssen's sole discretion and expense. The JSMC will provide annual written reports to the Parties presenting a meaningful summary of the development and commercialization activities undertaken for each Licensed Product for the Term.

                                   ARTICLE 12

                         REPRESENTATIONS AND WARRANTIES

         12.1 Authority. Each Party represents and warrants that as of the Effective Date it has the full right, power and authority to enter into this Agreement and that this Agreement has been duly executed by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms.

         12.2 No Conflicts. Each Party represents and warrants that the execution, delivery and performance of this Agreement does not conflict with, or constitute a breach or default under, any of its charter or organizational documents, any law, order, judgment or governmental rule or regulation applicable to it, or any material agreement, contract, commitment or instrument to which it is a party.

         12.3 No Existing Third Party Rights. Each Party represents and warrants that its obligations under this Agreement are not encumbered by any rights granted by such Party to any Third Parties that are or may be inconsistent with the rights and licenses granted in this Agreement.

         12.4 Permitted Use of Targets. Janssen represents and warrants that it has the legal right to use and permit 3DP to use all Targets provided to 3DP for Research Program activities under this Agreement.

         12.5 Continuing Representations. The representations and warranties of each Party contained in this Article 12 shall survive the execution and delivery of this Agreement and shall remain true and correct at all times during the Term with the same effect as if made on and as of such later date.

         12.6 Disclaimer of Warranties. 3DP MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE 3DP DISCOVERWORKS(R) TECHNOLOGY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN PARTICULAR, 3DP OFFERS NO REPRESENTATION OR WARRANTY THAT THE USE OF ALL OR ANY PART OF THE 3DP DISCOVERWORKS(R) TECHNOLOGY UNDER THIS

                  AGREEMENT WILL RESULT IN THE DISCOVERY OR THE SUCCESSFUL COMMERCIALIZATION OF A LICENSED PRODUCT FOR USE AGAINST THE TARGET IN THE FIELD.

         12.7 No Infringement. To the best of its knowledge as of the Effective Date, 3DP represents and warrants that the use of the DirectedDiversity(R)Technology and
                  ThermoFluor(R)Technology does not infringe any Patent Rights of a Third Party.

         12.8 Infectious Disease Targets. Janssen covenants that the Targets and Replacement Targets that are provided by Janssen for screening pursuant to this Agreement are not provided for the primary purpose of identifying [* *].

                                   ARTICLE 13

                               DISPUTE RESOLUTION

         13.1 Any dispute concerning or arising out of this Agreement or concerning the existence or validity hereof shall be determined by the following procedure:

                  13.1.1 Dispute Resolution and Arbitration. In the case of any disputes between the Parties arising from this Agreement, and in case this Agreement does not provide a solution for how to resolve such disputes, the Parties shall discuss and negotiate in good faith a solution acceptable to both Parties and in the spirit of this Agreement. If after negotiating in good faith pursuant to the foregoing sentence, the Parties fail to reach agreement within sixty (60) days, then the Chief Executive Officer of 3DP and the Chairman Research & Development Pharmaceuticals shall discuss in good faith an appropriate resolution to the dispute. If these executives fail, after good faith discussions, to reach an amicable agreement within sixty (60) days, then either Party may upon written notice to the other submit the dispute to binding arbitration pursuant to Section 13.2.

         13.2 Arbitration. Any claim, dispute or controversy arising out of or in connection with or relating to this Agreement, (including, without limitation, disputes with respect to the rights and obligations of the Parties following termination) not settled by the procedures set forth in Section 13.1 above or the breach or alleged breach of a material provision of this Agreement shall be adjudicated by arbitration in accordance with the Arbitration Proceedings as set forth in
                  Schedule 13.2 attached hereto.

                                   ARTICLE 14

                            MISCELLANEOUS PROVISIONS

         14.1 Entire Agreement. This Agreement and each of the Schedules hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter of this Agreement and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter.

         14.2 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         14.3 Binding Effect. This Agreement and the rights granted herein shall be binding upon and shall inure to the benefit of 3DP, Janssen and their successors and permitted assigns.

         14.4 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement without the prior written consent of the other Party in connection with the sale or transfer of substantially all of its assets that relate to this Agreement, or in the event of its merger or consolidation or change of control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

         14.5 No Implied Licenses. No rights to any other patents, Know-how or technical information, or other intellectual property rights, other than as explicitly identified herein, are granted or deemed granted by this Agreement. No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement.

         14.6 No Waiver. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.

         14.7 Force Majeure. The failure of a Party to perform any obligation under this Agreement by reason of acts of God, acts of governments, riots, wars, strikes, accidents or deficiencies in materials or transportation or other causes of a similar magnitude beyond its control shall not be deemed to be a breach of this Agreement.

         14.8 Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute 3DP or Janssen as partners or joint venturers with respect to this Agreement. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement or undertaking with any Third Party.

         14.9 Notices and Deliveries. Any formal notices, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when it is received, whether delivered in person, transmitted by facsimile with contemporaneous confirmation, delivered by registered letter (or its equivalent) or delivered by overnight courier service (receipt required), to the Party to which it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Parties.

                  If to Janssen:                                  with a copy to:

                  Johnson & Johnson Pharmaceutical                Johnson & Johnson
                  Research & Development, LLC                     One Johnson & Johnson Plaza
                  U.S. Route 202                                  New Brunswick, New Jersey 08933
                  Raritan, NJ  08869

                  ATTN: Chairman                                  ATTN: Chief Patent Counsel
                  FAX: 908-707-1895                               FAX:  732-524-2138

                  If to 3DP:                                      with a copy to:

                  3-Dimensional Pharmaceuticals, Inc.             Morgan, Lewis & Bockius LLP
                  Three Lower Makefield Corporate Center          1701 Market Street
                  1020 Stony Hill Road, Suite 300                 Philadelphia, PA 19103
                  Yardley, PA  19067
                  ATTN:  Chief Executive Officer                  ATTN:  Manya S. Deehr, Esq.
                  FAX:  267-757-7248                              FAX:  215-963-5299


         14.10 Public Announcements. On or shortly after the Effective Date, 3DP shall issue a press release with respect to entering into this Agreement in the form attached hereto as Schedule 14.10.
                                                                --------------

         14.11 Headings. The captions to the sections and articles in this Agreement are not a part of this Agreement, and are included merely for convenience of reference only and shall not affect its meaning or interpretation.

         14.12 Severability. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein.

         14.13 No Consequential Damages. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, OR CLAIMS OF CUSTOMERS OF ANY OF THEM OR OTHER THIRD PARTIES FOR SUCH OR OTHER DAMAGES.

         14.14 Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions.

         14.15 Advice of Counsel. Janssen and 3DP have each consulted with counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

         14.16 Counterparts. This Agreement may be executed in counterparts, or facsimile versions, each of which shall be deemed to be an original, and both of which together shall be deemed to be one and the same agreement.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written, each copy of which -shall for all purposes be deemed to be an original.



3-DIMENSIONAL PHARMACEUTICALS, INC.          JANSSEN PHARMACEUTICA, N.V.


By:      __________________________          By:      __________________________

Name:    David C. U'Prichard, Ph.D.          Name:    __________________________

Title:   Chief Executive Officer             Title:   __________________________


                                             THE R.W. JOHNSON
                                             PHARMACEUTICAL RESEARCH
                                             INSTITUTE, a division of
                                             Ortho-McNeil Pharmaceutical, Inc.


                                             By:      __________________________

                                             Name:    __________________________

                                             Title:   __________________________

                                  Schedule 1.8


                          DIRECTED DIVERSITY(R) PATENTS



--------------------------------------------------------------------------------

    TITLE      COUNTRY      SERIAL    FILING     PATENT       ISSUE DATE
                            NUMBER    DATE       NUMBER

--------------------------------------------------------------------------------

               [* The entire table, consisting of 1 page, has been
            omitted pursuant to a confidential treatment request *]

                                  Schedule 1.17

                         THERMOFLUOR(R) VALIDATION TESTS



[*               *]

[*               *]




[* 1 entire page has been omitted pursuant to a confidential treatment request *]

                                  Schedule 1.36

                                  RESEARCH PLAN



                  [* 1 entire page has been omitted pursuant to
                      a confidential treatment request *]

                                  Schedule 1.50

                             THERMOFLUOR(R) PATENTS

--------------------------------------------------------------------------------

       TITLE         COUNTRY      SERIAL    FILING    PATENT     ISSUE DATE
                                  NUMBER     DATE     NUMBER
--------------------------------------------------------------------------------

               [* The entire table, consisting of 1 page, has been
            omitted pursuant to a confidential treatment request *]

                                  Schedule 2.1

                                     TARGETS

TARGET 1:         [*                *]

[*                                                            *]

TARGET 2:         [*                *]

[*                                                            *]

  [* 2 pages have been omitted pursuant to a confidential treatment request *]

                                  Schedule 2.2

                  [* 1 entire page has been omitted pursuant to
                      a confidential treatment request *]

                                  Schedule 5.14

                                WIRE INSTRUCTIONS

                  [* 1 entire page has been omitted pursuant to
                      a confidential treatment request *]

                                  Schedule 13.2

                             ARBITRATION PROCEEDINGS


         1.1 (a) Any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, which claim would, but for this provision, be submitted to arbitration shall, before submission to arbitration, first be mediated through non-binding mediation in accordance with the Model Procedures for the Mediation of Business Disputes promulgated by the CPR Institute for Dispute Resolution, or successor ("CPR") then in effect, except where those rules conflict with these provisions, in which case these provisions control. The mediation shall be conducted in Wilmington, Delaware and shall be attended by a senior executive with authority to resolve the dispute from each of the operating companies that are Parties.

              (b) The mediator shall be neutral, independent, disinterested and shall be selected from a professional mediation firm such as ADR Associates or JAMS/ENDISPUTE or CPR.

              (c) The parties shall promptly confer in an effort to select a mediator by agreement. In the absence of such an agreement within 10 days of initiation of the mediation, the mediator shall be selected by CPR as follows: CPR shall provide the parties with a list of at least 15 names. Each party shall exercise challenges for cause, two peremptory challenges, and rank the remaining candidates within 5 working days of receiving the CPR list. The parties may together interview the three top-ranked candidates for no more than one hour each and, after the interviews, may each exercise one peremptory challenge. The mediator shall be the remaining candidate with the highest aggregate ranking.

              (d) The mediator shall confer with the parties to design
                  procedures to conclude the mediation within no more than 45 days after initiation. Under no circumstances may the commencement of arbitration under Section 1.2 hereof be delayed more than 45 days by the mediation process specified herein absent contrary agreement of the parties.

              (e) Each party agrees not to use the period or pendency of the mediation to disadvantage the other party procedurally or otherwise. No statements made by either side during the mediation may be used by the other or referred to during any subsequent proceedings.

              (f) Each party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the
                               ------ ---
                  arbitration, even though mediation has not been commenced or completed.

         1.2 (a) Following the mediation procedures set forth in Section 1.1, any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, will be submitted for resolution to arbitration pursuant to the rules then pertaining of CPR, except where those rules conflict with these provisions, in which case these provisions control. The arbitration will be held in Wilmington, Delaware.

              (b) The panel shall consist of three arbitrators chosen from the
                  CPR Panels of Distinguished Neutrals (or, by agreement, from another provider of arbitrators) each of whom is a lawyer with at least 15 years experience with a law firm or corporate law department of over 25 lawyers or was a judge of a court of general jurisdiction. In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above. Each arbitrator shall be neutral, independent, disinterested, impartial and shall abide by The Code of Ethics for Arbitrators in Commercial Disputes approved by the AAA. There shall be no ex parte communications with an arbitrator either
                              -- -----
                  before or during the arbitration, relating to the dispute or the issues involved in the dispute or the arbitrator's views on any such issues.

              (c) The parties agree to cooperate (1) to attempt to select the arbitrator(s) by agreement within 45 days of initiation of the arbitration, including jointly interviewing the final candidates, (2) to meet with the arbitrator(s) within 45 days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than 9 months after selection of the arbitrator(s) and in the award being rendered within 60 days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides within 45 days after the conclusion of the hearings.

              (d) In the event the parties cannot agree upon selection of the arbitrator(s), CPR will select arbitrator(s) as follows: CPR shall provide the parties with a list of no less than 25 proposed arbitrators (15 if a single arbitrator is to be selected) having the credentials referenced above. Within 25 days of receiving such list, the parties shall rank at least 65% of the proposed arbitrators on the initial CPR list, after exercising cause challenges. The parties may then interview the five candidates (three if a single arbitrator is to be selected) with the highest combined rankings for no more than one hour each and, following the interviews, may exercise one peremptory challenge each. The panel will consist of the remaining three candidates (or one, if one arbitrator is to be selected) with the highest combined rankings.

                  In the event these procedures fail to result in selection of the required number of arbitrators, CPR shall select the appropriate number of arbitrators from among the members of the various CPR Panels of Distinguished Neutrals, allowing each side challenges for cause and three peremptory challenges each.

              (e) In the event the parties cannot agree upon procedures for discovery and conduct of the hearing meeting the schedule set forth in Section 1.2(c) above, then the arbitrator(s) shall set dates for the hearing, any post-hearing briefing, and the issuance of the award in accord with the Section 1.2(c) schedule. The arbitrator(s) shall provide for discovery according to those time limits, giving recognition to the understanding of the parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the Section 1.2(c) schedule may be met without difficulty. In no event will the arbitrator(s), absent agreement of the parties, allow more than a total of ten days for the hearing or permit either side to obtain more than a total of 40 hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serve more than 20 individual requests for documents, including subparts, or 20 individual requests for admission or interrogatories, including subparts. Multiple hearing days will be scheduled consecutively to the greatest extent possible.

              (f) The arbitrator(s) must render their award by application of the substantive law of the State of Delaware and are not free to apply "amiable compositeur" or "natural justice and equity." The arbitrator(s) shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party. The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of such ruling on evidence. To the extent possible, the arbitration hearings and award will be maintained in confidence.

              (g) The United States District Court for the District in which the arbitration is held may enter judgment upon any award. In the event the panel's award exceeds $5 million in monetary damages or includes or consists of equitable relief, or rejects a claim in excess of that amount or for that relief, then the court shall vacate, modify or correct any award (including remanding to the arbitrators for further proceedings) where the arbitrators' findings of fact are clearly erroneous, and/or where the arbitrators' conclusions of law are erroneous; in other words, the court will undertake the same review as if it were a federal appellate court reviewing a district court's findings of fact and conclusions of law rendered after a bench trial. An award for less than $5 million in damages and not including equitable relief,


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

                  or which neither rejects a claim in excess of that amount or for that relief, may be vacated, modified or corrected only pursuant to the Federal Arbitration Act. The parties consent to the jurisdiction of the above-specified Court for the enforcement of these provisions, the review specified herein, and the entry of judgment on any award. In the event such Court lacks jurisdiction, then any court having jurisdiction of this matter may enter judgment upon any award and provide the same relief, and undertake the same review, as specified herein.

              (h) In the event the expanded judicial review provided for under
                  Section 1.2(g) above is not available from the court as a matter of law, the party unable to obtain such review may instead obtain review of the arbitrators' award or decision by a single appellate arbitrator (the "Appeal Arbitrator") selected from the CPR list of distinguished neutrals and pursuant to selection procedures specified in Section 1.2(d) above. If CPR cannot provide such services, the parties will together select another provider of arbitration services that can. No Appeal Arbitrator shall be selected unless he or she can commit to rendering a decision within forty-five days following oral argument as provided in this paragraph. Any such review must be initiated within thirty (30) days following the date the court declines the expanded review specified in Section 1.2(g) above. In the event timely review is sought, the Appeal Arbitrator will make the same review of the arbitration panel's ruling and its bases that the U.S. Court of Appeals of the Circuit where the arbitration hearings are held would make of findings of fact and conclusions of law rendered by a district court after a bench trial and then modify, vacate or affirm the arbitration panel's award or decision accordingly, or remand to the panel for further proceedings. The Appeal Arbitrator will consider only the arbitration panel's findings of fact and conclusions of law, pertinent portions of the hearing transcript and evidentiary record as submitted by the parties, opening and reply briefs of the party pursuing the review, and the answering brief of the opposing party, plus a total of no more than four (4) hours of oral argument evenly divided between the parties. The party seeking review must submit its opening brief and any reply brief within seventy-five (75) and one hundred thirty
                  (130) days, respectively, following the date the court declines the expanded review specified in Section 1.2(g); whereas, the opposing party must submit its responsive brief within one hundred ten (110) days of that date. Oral argument shall take place within five (5) months after the court declines the expanded review specified in Section 1.2(g), and the Appeal Arbitrator shall render a decision within forty-five (45) days following oral argument. That decision will be final and not subject to further review, except pursuant to the Federal Arbitration Act.

              (i) Each party has the right before or, if the arbitrator(s)
                  cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

              (j) EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY
                  JURY.

              (k) EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE, EXEMPLARY OR
                  MULTIPLIED DAMAGES FROM THE OTHER.

              (l) EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL DAMAGES
                  FROM THE OTHER.

              (m) EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS' FEES AND
                  COSTS AND PREJUDGMENT INTEREST FROM THE OTHER.




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

                                 SCHEDULE 14.10

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE


Corporate Contact                   Media Inquiries                 Investor Inquiries
-----------------                   ---------------                 ------------------
3-Dimensional Pharmaceuticals       Noonan/Russo Communications     Rx Communications
Scott Horvitz                       Glenn Silver                    Melody Carey
VP, Finance and Administration      212-696-4455, ext. 271          917-322-2571
267-757-7208                        g.silver@noonanrusso.com        mcarey@rxir.com
horvitz@3dp.com                     ------------------------
---------------


          3-DIMENSIONAL PHARMACEUTICALS ANNOUNCES DISCOVERWORKS(R)DRUG
            DISCOVERY ALLIANCE WITH JOHNSON & JOHNSON PHARMACEUTICAL
                             RESEARCH & DEVELOPMENT

Yardley, PA, January 7, 2002 - 3-Dimensional Pharmaceuticals, Inc. (Nasdaq:DDDP)
(3DP) today announced a drug discovery alliance that will apply 3DP's proprietary technologies to discover and optimize small molecule drug leads directed to genomics targets identified by Johnson & Johnson Pharmaceutical Research & Development, L.L.C.

Under terms of the agreement, 3DP will receive an upfront technology access fee and committed research funding during the research collaboration period. 3DP is also eligible to receive milestone payments and royalties on any sales of resulting products.

3DP (http://www.3dp.com) is an integrated bio-pharmaceuticals company dedicated to revolutionizing small molecule drug discovery and development. 3DP's proprietary platform, DiscoverWorks, can be applied to virtually any potential drug target. It produces drug candidates suitable for faster development , with fewer resources and a higher probability of success than using conventional drug discovery methods. 3DP is developing its own drug pipeline and collaborates with other pharmaceutical companies in discovery and development.

                                      ###

Statements in this press release that are not strictly historical are "forward looking" statements which involve a high degree of risk and uncertainty. Such statements are only predictions, and the actual events of results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks associated with our new and uncertain technologies, clinical trials and product development, the long and arduous process of obtaining regulatory approval, our dependence on existing strategic alliances and new collaborations, our dependence on patents and proprietary rights, our ability to protect and enforce our patents and proprietary rights, the development and availability of competitive products or technologies, our ability to attract and retain talented employees and our ability to manage our expansion as a company increasingly focused on internal product research and development.


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